Exhibit 99.1

MIDDLESEX WATER COMPANY ANNOUNCES
2007 FINANCIAL RESULTS
Annual Revenues Up $5.0 Million from 2006

ISELIN, NJ,  March 7, 2008- Middlesex Water Company (NASDAQ Global Select Market: MSEX), a leading provider of water and wastewater services in New Jersey and Delaware, today reported operating revenue of $86.1 million for the year ended December 31, 2007, compared to operating revenue of $81.1 million in 2006. Net income for the year ended December 31, 2007 was $11.8 million, up from $10.0 million for the same period in 2006.  Earnings applicable to common stock for the year ended December 31, 2007, were $11.6 million, or $0.88 per basic share, compared with $9.8 million, or $0.83 per basic share, in 2006.  On a fully diluted basis, earnings per share was $0.87 for 2007, compared to $0.82 per share in 2006.
Middlesex Water President and Chief Executive Officer Dennis W. Doll said, “Our Delaware system, Tidewater Utilities, experienced record water production due to extended warm dry weather during the spring and summer. Customer growth from both new water and wastewater connections in Delawarealso contributed to positive financial results.  Revenues in our Middlesex system in New Jersey increased predominantly due to rate relief and increased sales to contract customers. We expect to see the full effect of the October 2007 Middlesex rate increase reflected in our 2008 operating revenues.”
2007 Operating Results
Consolidated operating revenues rose $5.0 million, or 6.2% over the same period in 2006.  Revenues improved by $3.7 million in our Delaware system, of which $2.4 million was a result of a base rate increase that was granted to Tidewater Utilities, Inc. Revenues in our Middlesex system increased by $0.7 million as a result of a 9.1% base rate increase implemented in October 2007.  In New Jersey, water sales to contract customers improved by $0.3 million. Customer growth and higher consumption contributed $1.9 million of additional revenues.  New customer connections to existing and new wastewater systems in Delaware added $0.3 million.
Total operating expenses for the year ended December 31, 2007 increased $3.7 million, up 6.2%, from 2006.  Labor costs increased by $1.3 million, additional power costs increased by $0.6 million and costs of pumping and water treatment rose $0.2 million.  Repair costs for water main breaks were $0.2 million higher than the same period in 2006.  The cost to operate wastewater facilities in Delaware increased by $0.2 million as a result of the acquisition of the Milton, DE wastewater system during the year.  Depreciation expense rose by $0.5 million as we continue to construct additional utility plant to accommodate growth in our Delaware service territories.  Other taxes increased by $0.4 million reflecting higher assessments for real estate and increased gross receipts taxes in New Jersey All other operating costs increased by $0.3 million.

Fourth Quarter Results
 For the three month period ended December 31, 2007, operating revenues increased to $21.2 million, up from $19.2 million, for the same period in 2006. This increase was largely due to rate relief, customer growth and higher consumption. Total operating expenses increased to $16.3 million, up from $14.8 million for the same period in 2006.
Net income increased to $2.6 million, up from $1.9 million, in 2006.  The increase of $0.7 million was due in part to higher operating revenues, the sale of certain water service rights in Delaware and the recognition of tax credits for the construction of a solar energy facility. Earnings applicable to common stock were $2.5 million, compared to $1.8 million for the same period in 2006. Basic and diluted earnings per share remained at $0.19 and $0.14 respectively, for both, in 2007 and 2006.
Company Quarterly Dividend
Middlesex Water paid a quarterly dividend of $0.1750 per share on the Common Stock on March 1, 2008, to stockholders of record as of February 15, 2008.  The Company has paid cash dividends in varying amounts continually since 1912.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc.  Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc.  The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware.
These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent, quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Years Ended December 31,
	2007	2006

Operating Revenues	$86,114	$81,061

Operating Expenses:
Operations	42,117	39,799
Maintenance	4,123	3,546
Depreciation	7,539	7,060
Other Taxes	9,664	9,338

Total Operating Expenses	63,443	59,743

Operating Income	22,671	21,318

Other Income (Expense):
Allowance for Funds Used During Construction	537	632
Other Income	1,153	160
Other Expense	(163)	(18)

Total Other Income, net	1,527	774

Interest Charges	6,619	7,012

Income before Income Taxes	17,579	15,080

Income Taxes	5,736	5,041

Net Income	11,843	10,039

Preferred Stock Dividend Requirements	248	248

Earnings Applicable to Common Stock	$11,595	$9,791

Earnings per share of Common Stock:
Basic	$0.88	$0.83
Diluted	$0.87	$0.82

Average Number of
Common Shares Outstanding :
Basic	13,203	11,844
Diluted	13,534	12,175

Cash Dividends Paid per Common Share	$0.693	$0.683